   As filed with the Securities and Exchange Commission on April 12, 1995.
                                                       Registration No. 33-
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ___________________

                                   ONEOK INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                   73-0383100
  (State or other jurisdiction of                    (IRS Employer
  incorporation or organization)                   Identification No.)


                             100 West Fifth Street
                             Tulsa, Oklahoma 74103
                                 (918) 588-7000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

           B. M. VAN METER                    DONALD A. KIHLE, ESQ.
              President-                        Arrington Kihle
           Energy Companies                   Gaberino & Dunn, P.C.
               of ONEOK                         1000 ONEOK Plaza
               ONEOK Inc.                           ONEOK Inc.
         100 West Fifth Street            Tulsa, Oklahoma 74103-4219
         Tulsa, Oklahoma 74103                   (918) 585-8141
            (918) 588-7000

         (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                              ___________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.


If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

                        CALCULATION OF REGISTRATION FEE

=================================================================================
                                         Proposed  Proposed
                                         Maximum   Maximum
       Title of Each          Amount     Offering  Aggregate        Amount of
    Class of Securities       to be       Price    Offering      Registration
     to be Registered       Registered   Per Unit*   Price*           Fee
- ---------------------------------------------------------------------------------
    Common Stock,
      without par value.....330,000 shs.  $19.063  $6,290,625       $2,169.00
=================================================================================

*Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED APRIL 12, 1995

                                 330,000 Shares

                                   ONEOK Inc.

                                  Common Stock

Up to 330,000 presently outstanding shares of common stock of ONEOK Inc. (the "Company") may be offered for sale from time to time by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares in this offering.

Sales of shares by the Selling Stockholders may be effected from time to time in one or more transactions on the New York Stock Exchange or other exchange on which the common stock may be listed, in negotiated transactions or in a combination of any such methods of sale. The selling price of the shares may be at the market price prevailing at the time of sale, at a price related to such prevailing market price, or at a negotiated price. The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution." The Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

The Company's common stock is traded on the New York Stock Exchange under the trading symbol "OKE". On April 7, 1995, the last reported sale price of the common stock on the New York Stock Exchange was $19.125 per share. See "Common Stock Dividends and Price Range."

                             _____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is ________, 1995

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the Commission: Chicago Regional Office, CitiCorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained (at prescribed rates) from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The common stock of the Company is also listed on the New York Stock Exchange, and such reports, proxy material, and other information concerning the Company also can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is made. Statements made in this prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement, or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. Any interested party may inspect the Registration Statement, and the exhibits and schedules thereto, without charge, at the public reference facilities of the Commission and may obtain copies of all or any portion of the Registration Statement from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 1-2572), are incorporated in this prospectus by reference and shall be deemed to be a part hereof:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1994;

(b) The Company's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1994, and February 28, 1995; and


(c) The Company's Current Reports on Form 8-K dated November 22, 1994; December 30, 1994; February 14, 1995; and February 24, 1995.

(d) The description of the Company's common stock contained in the Company's Form S-16, Registration Statement under the Securities Act, Registration Number 2-74435, filed October 16, 1981, including any amendment or report filed for the purpose of updating such description.

All other documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this prospectus, in a supplement to this prospectus, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The Company will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above, which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Written or telephone requests for such copies should be directed to J. D. Neal, Vice President, Chief Financial Officer, and Treasurer, ONEOK Inc., 100 West Fifth Street, Post Office Box 871, Tulsa, Oklahoma 74102-0871, telephone number (918) 588-7000.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in the prospectus and by the more detailed information and the financial statements and notes appearing in the incorporated documents.

                                  THE COMPANY

ONEOK Inc. and its subsidiaries (the "Company") engage in several aspects of the energy business. The Company purchases, gathers, compresses, transports, and stores natural gas for distribution to consumers. It transports gas for others, leases pipeline capacity to others for their use in transporting gas, and is a partner in two natural gas transmission systems that transport gas for others. The Company explores for and produces oil and gas, extracts and sells natural gas liquids, and is engaged in the gas marketing business. In addition, it leases and operates a headquarters office building (leasing excess space to others) and owns and operates a related parking facility. As a regulated natural gas utility, the Company distributes natural gas to approximately 715,000 customers in a service area comprising approximately three-fourths of the state of Oklahoma, thereby meeting the natural gas needs of over two million people.

The Company was incorporated in Delaware on November 10, 1933.

The principal executive offices of the Company are located at 100 West Fifth Street, Tulsa, Oklahoma, and the telephone number is (918) 588-7000.

On February 3, 1995, a certain Agreement and Plan of Merger (the "Merger Agreement") was entered into among ONEOK Gas Marketing Company, a Delaware corporation ("ONEOK Marketing"); ONEOK Inc., a Delaware corporation and sole shareholder of ONEOK Marketing ("ONEOK"); Ward Gas Services, Inc., an Oklahoma corporation ("Ward Services"); Ward Petroleum Corporation, an Oklahoma corporation and sole shareholder of Ward Services ("Ward"); Comanche Gas Marketing Company, an Oklahoma corporation ("Comanche"); and James Christopher Walters, Jr., and LaVonne Diane Walters, as Trustees of the James Christopher Walters, Jr., Trust dated August 3, 1983, sole shareholder of Comanche (the "Walters Trust"), pursuant to which Ward Services and Comanche were merged with and into ONEOK Marketing with ONEOK Marketing being the surviving corporation (the "Merger Transaction"). As a result of the Merger Transaction, Ward and the Walters Trust received 204,600 and 125,400 shares, respectively, of the common stock of ONEOK.

                                USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of shares of common stock in this offering.

                     COMMON STOCK DIVIDENDS AND PRICE RANGE

The Company has paid regular quarterly dividends on its common stock for the past six years, since February 1989. Dividends declared per share on common stock (adjusted for a 2 for 1 stock split effective February 1990) for each fiscal year beginning with the 1990 fiscal year are as follows:

      1990         1991          1992            1993             1994             1995
      ----         ----          ----            ----             ----             ----
     $.75         $.82          $.96            $1.06            $1.11            $1.12*

*Estimated

Future dividends will depend on the Company's earnings, its financial condition, and other factors.

The Company's common stock is traded on the New York Stock Exchange. The table below shows the high and low sales prices of the Company's common stock for the periods indicated, as reported by "The Wall Street Journal" as New York Stock Exchange--Composite Transactions, and dividends declared during such periods.

                                              Price Range
                                           ----------------
         Fiscal Year Ended August 31       High        Low                Dividends
         ---------------------------       ----        ---                ---------
       1992
         1st Quarter......................$15 7/8    $13 1/8                   $.21
         2nd Quarter.......................17 1/4     15 1/8                    .25
         3rd Quarter.......................17         14                        .25
         4th Quarter.......................17 1/2     14 7/8                    .25
       1993
         1st Quarter......................$18 3/8    $16 1/4                   $.25
         2nd Quarter.......................20 5/8     16 7/8                    .27
         3rd Quarter.......................24 7/8     20                        .27
         4th Quarter.......................26 1/4     20 3/8                    .27
       1994
         1st Quarter......................$22 5/8    $19 5/8                   $.27
         2nd Quarter.......................20 1/2     17 5/8                    .28
         3rd Quarter.......................18 1/2     15 3/4                    .28
         4th Quarter.......................19 3/4     15 3/4                    .28
       1995
         1st Quarter......................$18        $15 7/8                   $.28
         2nd Quarter.......................18 3/8     17                        .28


The last reported sale price of the common stock on April 7, 1995, on the New York Stock Exchange was $19.125 per share. There were approximately 11,976 beneficial owners of the common stock on March 30, 1995.

                                    BUSINESS

General. ONEOK Inc. and its divisions and subsidiaries, hereinafter referred to as the Company, engage in natural gas distribution, transmission, and storage operations; oil and gas energy operations; and certain other operations, as described below.

Distribution, Transmission, and Gathering. Oklahoma Natural Gas Company purchases, distributes, and sells natural gas and leases pipeline capacity.
ONG Transmission Company and four subsidiaries gather, compress, transport, and store natural gas for intrastate distribution, transport gas in interstate commerce, and lease pipeline capacity. In addition, two subsidiaries own interests in partnerships that operate natural gas transmission systems.

Exploration and production. ONEOK Exploration Company and ONEOK Resources Company explore for and produce natural gas and oil.

Gas Processing. ONEOK Products Company extracts and sells natural gas liquids and buys and sells natural gas.

Other Operations. ONEOK Gas Marketing Company markets natural gas. Other subsidiaries operate the headquarters office building and a parking garage.

                    DISTRIBUTION AND TRANSMISSION OPERATIONS

Two operating divisions, Oklahoma Natural Gas Company and ONG Transmission Company, along with four subsidiaries, ONG Red Oak Transmission Company, ONG Sayre Storage Company, ONG Western, Inc., and ONEOK Services, Inc. (collectively, "ONG"), constitute a fully integrated intrastate natural gas distribution and transmission segment which purchases, stores, transports, and distributes natural gas for sale to wholesale and retail customers primarily in the State of Oklahoma and leases pipeline capacity to customers for their use in transporting natural gas to their facilities. In addition, ONG Transmission Company and the four transmission subsidiaries transport gas for others under
Section 311(a) of the Natural Gas Policy Act of 1978 (the "NGPA"). Oklahoma Natural Gas Company, ONG Transmission Company, and the four subsidiaries are consolidated for ratemaking purposes by the Oklahoma Corporation Commission. For regulatory purposes, ONG Transmission Company Division, which transports gas in interstate commerce under Section 311(a) of the NGPA, is being treated as a separate entity by the Federal Energy Regulatory Commission ("FERC"). ONG purchases natural gas from gas processing plants, producing gas wells, and pipeline suppliers, and utilizes five underground storages as necessary to deliver natural gas to approximately 715,000 customers in 292 communities in Oklahoma. The Company's largest markets are in the Oklahoma City and Tulsa metropolitan areas. ONG Sayre Storage Company leases the excess capacity in its underground storage facility to Natural Gas Pipeline Company of America. ONG also sells natural gas at wholesale to other distributors serving 44 Oklahoma communities. ONG serves an estimated population of over 2 million. The all-time peak gas deliveries during a single day was 2.02 billion cubic feet of gas delivered on February 10, 1981. The peak for the most recent fiscal year was 1.59 billion cubic feet delivered on February 9, 1994.

The Company is currently in the process of reorganizing and consolidating the pipeline gathering and transmission operations into two separate subsidiaries.

The Company leases space in its pipeline system under its PCL program to third party end users to allow them to buy gas in the field and transport it to their facilities. The Company, at times, has leased part of its gas storage to third parties, allowing them to store gas in the Company's gas storage facilities.

Gas reserves committed to ONG's system are not subject to priority allocations or dedicated to certain classes of customers, except for certain low priced gas under the SISP Program, which is allocated to industrial customers. ONG's rate schedules contain an "Order of Curtailment" that provides for first reducing or totally discontinuing gas service to the very large industrial users, who are required to have standby fuel-burning equipment, and graduating down to requesting residential and commercial customers to reduce their gas requirements to an amount essential for public health and safety.

Caney River Transmission Company has a 25 percent interest in Ozark Gas Transmission System ("Ozark"), a general partnership. Ozark owns a transmission pipeline and related facilities originating in Pittsburg County, Oklahoma, and connecting with existing facilities belonging to an interstate gas transmission company in White County, Arkansas. The partners are in the process of selling Ozark.

TransTex Pipeline Company has a 25 percent limited partnership interest in Red River Pipeline ("Red River"), a limited partnership, which owns a transmission pipeline system and related facilities. Red River originates in Hemphill County, Texas, and terminates in Pecos County, Texas, where it connects with Oasis Pipeline. In 1993, the system was modified to allow bidirectional flow. The system is regulated by the Texas Railroad Commission.

OkTex Pipeline Company, regulated by the FERC, owns short transmission pipelines between Oklahoma and Texas which connect ONG's intrastate system to the intrastate system of Lone Star Gas Company, a division of ENSERCH Corporation and Red River Pipeline. The Company has the capacity to move up to 200 million cubic feet of gas per day into Lone Star's System in Texas.

ONEOK Technology Company has a fifty percent (50%) interest in Natural Energy Products Company, which was formed in 1992 to develop and market a meter-setting device that allows gas utilities to change meters without shutting off the flow of gas to the customer. The devices are sold through an exclusive representative in the United States which also manufactures and markets the devices in Europe under a license from Natural Energy.

                     EXPLORATION AND PRODUCTION OPERATIONS

Two subsidiaries (collectively, the "Subsidiaries"), ONEOK Exploration Company and ONEOK Resources Company, are engaged in oil and gas exploration, development, and production. As of August 31, 1994, the Subsidiaries had working interests in 372 gas wells and 140 oil wells. A number of these wells are multiple completions. Such interests are in wells located in Oklahoma, Louisiana, Alabama, and Texas.

The Subsidiaries participated in the drilling of 37 working interest wells during the 1994 fiscal year, compared with 35 wells the previous year. In
1994,   62 percent of such wells were completed as commercial producers compared with 69 percent in 1993. During the 1994 fiscal year, 17 wells were completed as gas wells and 6 as oil wells. The remaining 14 wells were dry holes. In addition, the Subsidiaries farmed out an additional 8 wells for drilling by others. Of these, 1 oil well and 5 gas wells were completed and the remaining 2 were dry holes.

The Subsidiaries' share of production during the 1994 fiscal year averaged 1,567 barrels of oil per day and 22,035 million cubic feet of natural gas per day. On August 31, 1994, the Subsidiaries had a total of 24,960 net undeveloped leasehold acres, of which 51 percent is located in Oklahoma, 36 percent in Texas, and 11 percent in Arkansas.

The Subsidiaries are currently concentrating exploration activities in Oklahoma and Texas, and for the present are pursuing a relatively conservative drilling and leasehold acquisition program due to uncertainty about gas price trends. The Subsidiaries acquired reserves in Alabama in 1993 and in Louisiana in 1994.

                           GAS PROCESSING OPERATIONS

ONEOK Products Company ("Products") owns varying interests in 16 plants which extract liquids from natural gas. Products' share of the liquids produced by these plants averaged 12,680 barrels per day during 1994. Products also purchased and resold 70,496 Mcf of natural gas per day, including intercompany transactions, during the fiscal year. Products is participating with other plant owners in programs to acquire more gas volumes for processing through the plants to increase liquid recoveries.

                                OTHER OPERATIONS

ONEOK Gas Marketing Company is engaged in the marketing of natural gas and, through the Merger Transaction, recently acquired the remaining interest in a partnership which markets natural gas. The partnership has recently been moving approximately 400 to 450 million cubic feet of gas per day, primarily out of Oklahoma.

ONEOK Parking Company operates a parking garage with 1,179 parking spaces. ONEOK Leasing Company operates a 500,000 square foot office building in which the Company's headquarters is located and leases excess space to others.

                             ACQUISITION ACTIVITIES

The Company is interested in acquiring gas distribution and transmission facilities which will enhance its operations. In 1991, the Company acquired Lone Star Gas Company's Oklahoma properties located in south-central Oklahoma, which added 36,000 customers, 700 miles of distribution pipeline, and 1,000 miles of transportation pipeline. It also provided access to the Texas gas market. During 1993, the Company negotiated for the purchase of gas distribution properties in Kansas and northeastern Oklahoma involving approximately 190,000 customers. Negotiations were terminated by the owner. The Company is prepared to pursue other opportunities as they occur.

The Company is also interested in acquiring oil and gas producing properties. Properties were acquired in Alabama in 1993 and in Louisiana in 1994. The Company is actively pursuing other opportunities as they occur. The Company's current strategy is to acquire such properties while maintaining a conservative capital budget.

The Company recently acquired the remaining interest in a partnership which markets natural gas. See "Other Operations" above.

                              SELLING STOCKHOLDERS

The following table sets forth certain information as of the date of this Prospectus with respect to the Selling Stockholders. If all the shares offered pursuant to this prospectus are sold, none of the Selling Stockholders will beneficially own any shares of the Company's common stock. Any or all of the shares offered hereby may be offered for sale by any of the Selling Stockholders from time to time. Unless otherwise noted, each Selling Stockholder has sole voting and investment power with respect to such shares.

                                      Number of
                                     Shares Owned           Number of
                                       Prior to               Shares
                                       Offering             Which May
                                  -------------------        Be Sold
                                              Percent       Pursuant to
   Selling Stockholder            Shares     of Class    This Prospectus
   -------------------            ------     --------    ---------------
Ward Petroleum Corporation        204,600  less than 1%     204,600
The Walters Trust (1)             125,400  less than 1%     125,400

(1) James Christopher Walters, Jr., a Trustee of the Walters Trust, is President of ONEOK Gas Marketing Company.
______________

In connection with the Merger Transaction, the Company and the Selling Stockholders executed a Shelf Registration Agreement dated February 23, 1995 (the "Registration Agreement"), pursuant to which the Company agreed to prepare and file a "shelf" registration statement on Form S-3 pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the Commission with respect to the shares acquired by the Selling Stockholders in the Merger Transaction (together with any amendments, including post-effective amendments and supplements thereto, to the "Shelf Registration"), to use its reasonably best efforts to cause the Shelf Registration to be declared effective by the Commission within 60 days of the date of the Registration Statement, and to keep the Shelf Registration continuously effective for a period of 24 months from the date it becomes effective or, if earlier, until
(i) all the shares are sold in accordance with the Shelf Registration, or (ii) in the opinion of Counsel for the Company, satisfactory to the Selling Stockholders, registration of the shares is no longer required under the Securities Act and the holder may sell all remaining shares in the open market without limitation as to volume and without being required to file any forms or reports with the Commission under the Securities Act or the regulations thereunder. The Company has also agreed to cause all the shares covered by the Shelf Registration to be listed on the New York Stock Exchange and any other exchange on which the Company's common stock becomes listed. This Prospectus constitutes a part of the Shelf Registration filed by the Company in accordance with the Registration Agreement. The Company is responsible for and will bear the costs and expenses of preparing and maintaining the Shelf Registration.

                              PLAN OF DISTRIBUTION

Shares of common stock may be sold pursuant to this prospectus from time to time, in one or more transactions, by the Selling Stockholders, or by pledgees, donees, transferees, or other successors in interest. Such sales may be made on the New York Stock Exchange or any other exchange on which the Company's common stock is listed, in negotiated transactions, or in a combination of any such methods of sale. The selling price of the shares of common stock may be at the market price prevailing at the time of sale, at a price related to the prevailing market price, or at a negotiated price. Any shares which qualify for sale under Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

                                    EXPERTS

The consolidated financial statements and schedules of ONEOK Inc. as of August 31, 1994 and 1993, and for each of the years in the three-year period ended August 31, 1994, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the August 31, 1994, financial statements refers to a change in method of accounting for certain postemployment and postretirement benefit obligations.

To the extent KPMG Peat Marwick LLP audits and reports on the consolidated financial statements of ONEOK Inc. issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon their report and said authority.

                                 LEGAL MATTERS

The legality of the common stock offered hereby will be passed upon for the Company by Messrs. Arrington Kihle Gaberino & Dunn, P.C., Tulsa, Oklahoma.

         __________________                        ___________________


No person has been authorized to give                 330,000 Shares
any information or make any representa-                Common Stock
tions in connection with this offering
other than those contained in this
prospectus and, if given or made, such
other information and representations
must not be relied upon as having been
authorized.  This prospectus does not
constitute an offer to sell or a
solicitation of an offer to buy any
securities other than the registered
securities to which it relates or any
offer to sell or the solicitation of
an offer to buy such securities in                    ONEOK Inc.
any circumstances in which such offer
or solicitation is unlawful.  Neither
the delivery of this prospectus nor
any sale made hereunder shall, under
any circumstances, create any implica-
tion that there has been no change in
the affairs of the Company since the
date hereof or that the information
contained herein is correct as of any
time subsequent to its date.




          __________________                       ___________________

          TABLE OF CONTENTS                        P R O S P E C T U S
                                 Page
                                 ----              ___________________
Available Information............   2
Incorporation of Certain
  Documents by Reference.........   2
The Company......................   4
Use of Proceeds..................   4
Common Stock Dividends
  and Price Range................   5
Business.........................   5
Selling Stockholders.............   9
Plan of Distribution.............  10                ________, 1995
Experts..........................  10
Legal Matters....................  10

         __________________                        ___________________

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

All amounts, except SEC registration fees, are estimates.

         SEC registration fee...............  $ 2,169
         Printing and copying expenses......    1,000
         Legal fees and expenses............   10,000
         Accounting fees and expenses.......    5,000
         Miscellaneous......................    1,000
                                              -------
               Total........................  $19,169
                                              =======

Item 15.  Indemnification of Directors and Officers

Pursuant to Article VIII of the bylaws of the Company, upon authorization and determination either (1) by the board of directors by a majority of a quorum consisting of directors who were not parties to the action, suit, or proceeding involved; (2) if such a quorum is not obtainable, or even if obtainable and a quorum of disinterested directors so directs, by independent counsel in a written opinion; or (3) by the stockholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

Under an insurance policy obtained by the Company, coverage of Company officers and directors against liability for neglect, errors, omissions, or breaches of duty in their capacities as such as provided for both the Company, to the extent that it is obligated to indemnify such officers and directors, and the officers and directors themselves. Such coverage is provided in the amount of $85,000,000, with a retained limit by the Company of $200,000. The insurance company is obligated to pay any loss in excess of the $200,000 retained limit and defense costs from the first dollar, up to the policy limit of $85,000,000. Among the policy exclusions are those which exclude coverage for accounting for profits made within the meaning of Section 16(b) of the Securities Exchange Act of 1934, claims based upon or attributable to directors and officers gaining any personal profit or advantage to which such individuals are not legally entitled, and for any claims brought about or attributable to the dishonesty of an officer or director.

The registrant has been advised that, in the opinion of the Securities and Exchange Commission, provisions providing for the indemnification by a corporation of its officers, directors, and controlling persons against liabilities imposed by the Securities Act of 1933 are against public policy as expressed in said Act and are therefore unenforceable. It is recognized that the above-summarized provisions of the registrant's bylaws and the applicable Delaware General Corporation Law may be sufficiently broad to indemnify officers, directors, and controlling persons of the registrant against liabilities arising under said Act. Therefore, in the event that a claim of indemnification against liability under said Act (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) shall be asserted by an officer, director, or controlling person under said provisions, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits*

(2)**        Agreement and Plan of Merger

(3)(a)***    Third Restated Certificate of Incorporation of ONEOK Inc.

(3)(b)**     By-Laws of ONEOK Inc., as Amended

(5)** Opinion and consent of Arrington Kihle Gaberino & Dunn, Inc., a Professional Corporation

(23)(a)** Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants

(23)(b)** Consent of Arrington Kihle Gaberino & Dunn, a Professional Corporation (included in Exhibit 5)

(24)**       Powers of Attorney (Included on pages II-4 and II-5)
____________
*      Exhibits excluded are not applicable
**     Filed herewith
*** Incorporated by reference to Exhibit (3)(a) to Annual Report on Form 10-K dated August 31, 1994.

Item 17.  Undertakings

       1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       2. Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

       3.  The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               POWER OF ATTORNEY

The person whose signature appears below hereby authorizes B. M. Van Meter and
J. D. Neal, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of such person, in the capacity stated below, and to file any and all amendments to this Registrations Statement, including any and all post-effective amendments and all instruments necessary or incidental in connection therewith.

                                   SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa and the State of Oklahoma, on this 30th day of March, 1995.

                                               ONEOK Inc.


                                           By: LARRY W. BRUMMETT
                                               ---------------------------------
                                               Larry W. Brummett
                                               Chairman of the Board, President,
                                               and Chief Executive Officer

                               POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Larry W. Brummett, B. M. Van Meter, or J. D. Neal, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments and all instruments necessary or incidental in connection therewith.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, in the City of Tulsa and the State of Oklahoma, on this 30th day of March, 1995.

LARRY W. BRUMMETT                           J. D. NEAL
- --------------------------                  --------------------------
Larry W. Brummett                           J. D. Neal
Chairman of the Board,                      Vice President, Chief
President, Chief Executive                  Financial Officer, and
Officer, and Director                       Treasurer (Principal
                                            Financial and Accounting
                                            Officer)

W. M. BELL                                  D. A. NEWSOM
- --------------------------                  --------------------------
W. M. Bell                                  D. A. Newsom
Director                                    Director

D. R. CUMMINGS                              G. D. PARKER
- --------------------------                  --------------------------
D. R. Cummings                              G. D. Parker
Director                                    Director

W. L. FORD                                  J. D. SCOTT
- --------------------------                  --------------------------
W. L. Ford                                  J. D. Scott
Director                                    Director

J. M. GRAVES                                G. R. WILLIAMS
- --------------------------                  --------------------------
J. M. Graves                                G. R. Williams
Director                                    Director

S. J. JATRAS                                S. L. YOUNG
- --------------------------                  --------------------------
S. J. Jatras                                S. L. Young
Director                                    Director

B. H. MACKIE
- --------------------------
B. H. Mackie
Director

                                 EXHIBIT INDEX


Exhibit
Number                    Description
- -------                   -----------
(2)*             Agreement and Plan of Merger

(3)(a)** Third Restated Certificate of incorporation of ONEOK Inc.

(3)(b)*          Bylaws of ONEOK Inc., as Amended

(5)*             Opinion and consent of Arrington Kihle
                 Gaberino & Dunn, Inc., a Professional
                 Corporation

(23)(a)*         Consent of KPMG Peat Marwick LLP, independent
                 Certified Public Accountants

(23)(b)* Consent of Arrington Kihle Gaberino & Dunn, a Professional Corporation (included in
                 Exhibit 5)

(24)*            Powers of Attorney (Included on pages II-4
                 and II-5)

____________
*        Filed herewith
** Incorporated by reference to Exhibit (3)(a) to Annual Report on Form 10-K dated August 31, 1994.